                                                                     EXHIBIT 2.1















--------------------------------------------------------------------------------


                  RECAPITALIZATION AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          CHARGEBACK ACQUISITION CORP.

                                  SHAREHOLDERS

                                       AND

                              EQUITRAC CORPORATION

--------------------------------------------------------------------------------

                                February 17, 1999

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----
   SECTION 2.2  Exchange of Certificates..........................................................................7
   SECTION 2.3  Company Stock Options; Plans......................................................................9
ARTICLE III Representations and Warranties of the Company........................................................10
   SECTION 3.1  Organization and Qualification; Subsidiaries.....................................................10
   SECTION 3.2  Articles of Incorporation and By-laws............................................................11
   SECTION 3.3  Capitalization...................................................................................11
   SECTION 3.4  Authority Relative to this Agreement.............................................................12
   SECTION 3.5  No Conflict; Required Filings and Consents.......................................................12
   SECTION 3.6  SEC Filings; Financial Statements; Undisclosed Liabilities.......................................13
   SECTION 3.7  Absence of Certain Changes or Events.............................................................14
   SECTION 3.8  Absence of Litigation............................................................................16
   SECTION 3.9  Stockholder Vote Required........................................................................16
   SECTION 3.10  Opinion of Financial Advisor....................................................................17
   SECTION 3.11  Brokers.........................................................................................17
   SECTION 3.12  Company Action; State Takeover Statutes.........................................................17
   SECTION 3.13  Information Supplied............................................................................17
   SECTION 3.14  Environmental Matters...........................................................................17
   SECTION 3.15  Real Property...................................................................................18
   SECTION 3.16  Personal Property...............................................................................19
   SECTION 3.17  Contracts.......................................................................................19
   SECTION 3.18  Insurance Policies..............................................................................20
   SECTION 3.19  Compliance with Laws............................................................................20
   SECTION 3.20  Tax Matters.....................................................................................20
   SECTION 3.21  Employment Agreements...........................................................................22
   SECTION 3.22  Change of Control Provisions....................................................................22
   SECTION 3.23  Employees.......................................................................................22
   SECTION 3.24  Permits.........................................................................................23
   SECTION 3.25  Employee Benefit Plans..........................................................................23
   SECTION 3.26  Intellectual Property Rights....................................................................24
   SECTION 3.27  Year 2000.......................................................................................25
   SECTION 3.28  Appraisal Rights................................................................................26
ARTICLE IV Representations and Warranties of Merger Sub..........................................................26
   SECTION 4.1  Organization and Qualification; Subsidiaries.....................................................26
   SECTION 4.2  Charter Documents and By-laws....................................................................26
   SECTION 4.3  Authority Relative to this Agreement.............................................................27
   SECTION 4.4  No Conflict; Required Filings and Consents.......................................................27
   SECTION 4.5  Interim Operations of Merger Sub.................................................................28
   SECTION 4.6  Information Supplied.............................................................................28
   SECTION 4.7  Brokers..........................................................................................28
   SECTION 4.8  Financing........................................................................................28
   SECTION 4.9  Litigation.......................................................................................28
   SECTION 4.10 Capitalization...................................................................................29
ARTICLE V Representations and Warranties of the Shareholders.....................................................29
   SECTION 5.1  No Conflict; Required Filings and Consents.......................................................29
   SECTION 5.2  Ownership of Owned Shares........................................................................30
ARTICLE VI Conduct of Business Pending the Merger................................................................30
   SECTION 6.1  Conduct of Business by the Company Pending the Merger............................................30
ARTICLE VII Additional Agreements................................................................................33


   SECTION 7.1  Shareholders' Meeting............................................................................33
   SECTION 7.2  Preparation of Proxy Statement...................................................................33
   SECTION 7.3  Appropriate Action; Consents; Filings; Further Assurances........................................34
   SECTION 7.4  Access to Information; Confidentiality...........................................................36
   SECTION 7.5  No Solicitation..................................................................................37
   SECTION 7.6  Indemnification and Insurance....................................................................39
   SECTION 7.7  Notification of Certain Matters..................................................................41
   SECTION 7.8  Public Announcements.............................................................................41
   SECTION 7.9  Employment Agreements............................................................................42
   SECTION 7.10  Assistance with Financing.......................................................................43
   SECTION 7.11  Stockholder Approval............................................................................43
   SECTION 7.12  Exchange Act and NASDAQ Filings.................................................................43
   SECTION 7.13  Noncompetition; Nonsolicitation.................................................................44
   SECTION 7.14  Representations.................................................................................44
   SECTION 7.15  Voting Agreement................................................................................45
   SECTION 7.16  Guarantee.......................................................................................45
ARTICLE VIII Conditions to the Merger............................................................................45
   SECTION 8.1  Conditions to the Obligations of Each Party......................................................45
   SECTION 8.2  Conditions to the Obligations of Merger Sub......................................................46
   SECTION 8.3  Conditions to the Obligations of the Company and the Shareholders................................48
   SECTION 8.4  Conditions to the Obligations of the Investors...................................................49
   SECTION 8.5  Conditions to the Obligations of the Shareholders................................................49
ARTICLE IX Termination, Amendment and Waiver.....................................................................49
   SECTION 9.1  Termination......................................................................................50
   SECTION 9.2  Method of Termination; Effect of Termination.....................................................51
   SECTION 9.3  Fees and Expenses................................................................................51
   SECTION 9.4  Amendment........................................................................................53
   SECTION 9.5  Waiver...........................................................................................53
ARTICLE X   General Provisions...................................................................................53
   SECTION 10.1  Non-Survival of Representations, Warranties and Agreements......................................53
   SECTION 10.2  Notices.........................................................................................53
   SECTION 10.3  Certain Definitions.............................................................................55
   SECTION 10.4  Accounting Terms................................................................................58
   SECTION 10.5  Severability....................................................................................58
   SECTION 10.6  Entire Agreement; Assignment....................................................................58
   SECTION 10.7  Parties in Interest.............................................................................58
   SECTION 10.8  Specific Performance............................................................................59
   SECTION 10.9  Governing Law...................................................................................59
   SECTION 10.10  Headings.......................................................................................59
   SECTION 10.11  Counterparts...................................................................................59
   SECTION 10.12  Construction...................................................................................59
   SECTION 10.13  Obligations of the Shareholders................................................................60

                  RECAPITALIZATION AGREEMENT AND PLAN OF MERGER

                  RECAPITALIZATION AGREEMENT AND PLAN OF MERGER dated February 17, 1999 (this "AGREEMENT") among Chargeback Acquisition Corp., a Florida corporation, ("MERGER SUB"), Equitrac Corporation, a Florida corporation (the "COMPANY"), and for purposes of Articles I, V, VII and VIII only, John T. Kane and George P. Wilson (collectively, the "SHAREHOLDERS").

                  WHEREAS, Merger Sub is a new corporation formed by Cornerstone Equity Investors IV, L.P. ("CORNERSTONE") and/or its affiliates;

                  WHEREAS, the Board of Directors of the Company has deemed it advisable in connection with the transactions contemplated by this Agreement and subject to the terms and conditions hereof that the Company amend its Articles of Incorporation (the "PREFERENCE AMENDMENT") to provide for the authorization to create and issue up to (i) 2,000,000 shares of Series A Preferred Stock, $0.01 par value (the "SERIES A PREFERENCE STOCK"), of the Company and (ii) 2,000,000 shares of Series B Preferred Stock, $0.01 par value (the "SERIES B PREFERENCE STOCK" and, together with the Series A Preference Stock, the "PREFERENCE STOCK") of the Company;

                  WHEREAS, immediately prior to the Effective Time (as defined below), the Shareholders shall convert an aggregate of 295,000 shares of their Common Stock, par value $0.01, of the Company (the "COMPANY COMMON STOCK") into Series B Preference Stock in the amounts set forth on EXHIBIT A;

                  WHEREAS, immediately prior to the Effective Time, Cornerstone, its affiliates and/or other investors (the "INVESTORS") shall make a $30,275,720 equity contribution into the Company for shares of Series A Preference Stock;

                  WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger (the "SURVIVING CORPORATION"), and the Board of Directors of the Company has recommended that the holders of shares of Company Common Stock (as such term is defined in Section 3.03) approve the Merger and the other transactions contemplated by this Agreement upon the terms of this Agreement;

                  WHEREAS, the Boards of Directors of Merger Sub and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

                  WHEREAS, the Merger described herein is subject to the approval of a majority of the outstanding shares of Company Common Stock and satisfaction of certain other conditions described in this Agreement;

                  WHEREAS, it is intended that the transactions contemplated by this Agreement be recorded as a recapitalization of the Company for financial reporting purposes; and

                  WHEREAS, the Surviving Corporation shall, contemporaneously with the Merger, obtain the debt financing (the "DEBT FINANCING") described in the Commitment Letters (as defined below) to fund a portion of the Merger Consideration (as defined below).

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Merger Sub, the Shareholders and the Company hereby agree as follows:

                                    ARTICLE I
                       THE RECAPITALIZATION AND THE MERGER

                  SECTION 1.1  ISSUANCE OF PREFERENCE STOCK.

                  (a) AUTHORIZATION. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, the Company shall have amended its Articles of Incorporation to authorize the creation, issuance and sale of Preference Stock.

                  (b) CONVERSION OF COMPANY COMMON STOCK INTO PREFERENCE STOCK. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, the Shareholders agree to convert an aggregate of 295,000 shares of Company Common Stock into Series B Preference Stock (the "PREFERENCE EXCHANGE"), as set forth on EXHIBIT A, such that immediately after the Equity Contribution and the Preference Exchange, the Shareholders will own an aggregate of 19.75% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f).

                  (c) EQUITY CONTRIBUTION. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Cornerstone agrees, by affixing the signature of its duly authorized officer on the signature page attached hereto, to make an aggregate equity contribution of $30,275,720 into the Company (the "EQUITY CONTRIBUTION") in exchange for that number of shares of Series A Preference Stock such that immediately after the Equity Contribution and the Preference Exchange, Cornerstone will own 80.25% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f). Notwithstanding anything to the contrary contained herein, Cornerstone may assign a portion of its obligations pursuant to this Section 1.01 to the other Investors, but, in no event, shall such assignment relieve Cornerstone of its obligations under the Guarantee or this Agreement if such assignee does not perform such obligations.

                  SECTION 1.2 DEBT FINANCING. Contemporaneously with the Merger, the Surviving Corporation will consummate the Debt Financing.

                  SECTION 1.3 THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Section 607.1101 of the Florida Business Corporation Act ("FLORIDA LAW"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the "SURVIVING CORPORATION").

                  SECTION 1.4 EFFECTIVE TIME; CLOSING. As promptly as practicable, and in no event later than five business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that can only be satisfied on the Closing Date (as defined below)), including, without limitation, the approval of the Merger by an affirmative vote of a majority of the holders of the outstanding shares of the Company Common Stock (as defined below), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Florida, in such form as is required by, and executed in accordance with, Section 607.1105 of Florida Law. The term "EFFECTIVE TIME" means the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida (or such later time as may be agreed by the parties hereto and specified in the Articles of Merger). Immediately prior to the filing of the Articles of Merger, a closing will be held at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York 10022 (or such other place as the parties may agree) (the date on which such closing takes place being the "CLOSING DATE").

                  SECTION 1.5 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, without further act or deed, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.6  ARTICLES OF INCORPORATION; BY-LAWS.

                  (a) From and after the Effective Time, subject to the terms of
         Section 7.06, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with its terms and as provided by applicable

         Law and this Agreement, except that, as of the Effective Time, Article I of such Articles of Incorporation shall be amended to read as follows: "The name of the Corporation is Equitrac Corporation."

                  (b) From and after the Effective Time, subject to the terms of
         Section 7.06, at the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 1.7  DIRECTORS AND OFFICERS.

                  (a) DIRECTORS. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.

                  (b) OFFICERS. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, applicable Law and this Agreement.

                  SECTION 1.8 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE II
           CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT

                  SECTION 2.1 EFFECT ON CAPITAL STOCK AND COMPANY STOCK OPTIONS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Common Stock or any shares of capital stock of Merger Sub:

                  (a) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $1,000.

                  (b) CANCELLATION OF COMPANY OWNED STOCK. All shares of Company Common Stock and Preference Stock (if any) that are held in the treasury of the Company or by any wholly owned subsidiary of the Company shall be canceled and retired and shall cease to exist without any consideration payable therefor.

                  (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to Effective Time (other than shares of the Company Common Stock referred to in Section 2.01(b)) shall be converted into (as provided in and subject to the limitations set forth in this Article II) the right to receive from the Surviving Corporation in cash, without interest, $25.25 (the "MERGER CONSIDERATION") without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash into which their shares of Company Common Stock have been converted by the Merger as provided in this Section 2.01(c).

                  (d)      CONVERSION OF PREFERENCE STOCK.

                           (i) Each share of Series A Preference Stock issued
                  and outstanding immediately prior to the Effective Time (other than shares of Series A Preference Stock to be canceled pursuant to Section 2.01(b)) shall be converted into (as provided in and subject to the limitations set forth in this
                  Article II) and become one fully paid and nonassessable share of Common Stock, par value $0.01, of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK") and one fully paid and nonassessable share of Series A Preferred Stock, par value $0.01, of the Surviving Corporation (the "SURVIVING CORPORATION SERIES A PREFERRED STOCK") having the terms set forth on EXHIBIT B hereof and otherwise being acceptable to Shareholders and Cornerstone, upon the surrender of the certificates previously representing such shares of Series A Preference Stock, such that immediately after the consummation of the Merger, the Investors in the aggregate will own 80.25% of the issued and outstanding Surviving Corporation Common Stock and 80.25% of the issued and outstanding Surviving Corporation Preferred Stock (as defined below).

                           (ii) Each share of Series B Preference Stock issued
                  and outstanding immediately prior to the Effective Time (other than shares of Series B Preference Stock to be canceled pursuant to Section 2.01(b)) shall be converted into (as provided in and subject to the limitations set forth in this
                  Article II) and become one fully paid and nonassessable share of Surviving Corporation Common Stock and one fully paid and nonassessable share of Series B Preferred Stock, par value $0.01, of the Surviving Corporation (the "SURVIVING CORPORATION SERIES B PREFERRED STOCK" and, together with the Surviving Corporation Series A Preferred Stock, the "SURVIVING CORPORATION PREFERRED STOCK") having the terms set forth on EXHIBIT B hereof and otherwise being acceptable to Shareholders and Cornerstone, upon the surrender of the certificates previously representing such shares of Series B Preference Stock, such that immediately after the consummation of the Merger, the Shareholders in the aggregate will own 19.75% of the issued and outstanding Surviving Corporation Common Stock and 19.75% of the issued and outstanding Surviving Corporation Preferred Stock.

                  (e) CONVERSION OF COMPANY STOCK OPTIONS. Each Company Stock Option (as defined in Section 2.03(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into (as provided in and subject to the limitations set forth in this Article
         II) the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 2.03(a) hereof) without interest thereon. As of the Effective Time, all such Company Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the cash into which their Company Stock Options have been converted by the Merger as provided in this Section 2.01(e) and Section 2.03(a).

                  (f) Notwithstanding any provision to the contrary, to the extent requested by Merger Sub, the parties agree to amend this Agreement prior to Closing to permit shares of Company Common Stock and/or Company Stock Options (as defined below) owned by certain employees of the Company to be converted into shares of Series B Preference Stock with corresponding adjustments to be made to this Agreement.

                  SECTION 2.2  EXCHANGE OF CERTIFICATES.

                  (a) PAYING AGENT. Prior to the Effective Time, Merger Sub shall, with the approval of the Company, designate a bank or trust company to act as paying agent in the Merger (the "PAYING AGENT").

                  (b) At the Closing, Merger Sub shall deliver:

                           (i) to each Person identified on a list to be
                  provided to Merger Sub by the Company no later than five days before the Closing who shall have surrendered to the Company and the Merger Sub at the Closing one or more certificates, which immediately prior to the Effective Time, represented shares of Company Common Stock (such certificates, the "Certificates"), the amount of cash into which the shares of Company Common Stock represented by the Certificates so surrendered have been converted pursuant to the provisions of this Article II;

                           (ii) to the Shareholders who shall have surrendered
                  to the Merger Sub at the Closing the certificates which, immediately prior to the Effective Time, represented all of the shares of outstanding Series B Preference Stock, the securities of the Surviving Corporation into which the shares of Series B Preference Stock represented by such certificates have been converted pursuant to the provisions of this Article II; and

                           (iii) to the Paying Agent, for the benefit of the
                  holders of Company Common Stock not so listed, funds in the aggregate amount into which such shares of Company Common Stock shall have been converted pursuant to the provisions of this Article II.

                  (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall mail to each holder of record (other than the Investors) of Certificates not surrendered pursuant to Section 2.02(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the address specified therein and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor from the Paying Agent the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the

         Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate, the cash payable in respect of the shares represented by such Certificate as determined in accordance with this
         Article II, except that when authorizing such payment, the Board of Directors of the Surviving Corporation, may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

                  (d) Merger Sub, Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Common Stock such amount as Merger Sub, Surviving Corporation or Paying Agent is required to deduct and withhold with respect to such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

                  (e) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (f) NO LIABILITY. At any time following the expiration of six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon; PROVIDED, HOWEVER, with respect to any Certificates which shall not have been surrendered prior to five years after the Closing Date, the unclaimed cash payable in exchange for such Certificates shall, to the extent permitted by applicable abandoned property, escheat or similar law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of Merger Sub, the Shareholders, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  SECTION 2.3  COMPANY STOCK OPTIONS; PLANS.

                  (a) Except as set forth in this Section 2.03 and except to the extent that Merger Sub and the holder of any option otherwise agree, the Surviving Corporation shall promptly after the Effective Time pay to each holder of an outstanding option to purchase Company Common Stock (a "COMPANY STOCK OPTION") issued pursuant to the Company's Amended and Restated 1992 Stock Option Plan or the Company's 1992 Director's Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS"), in settlement of each such Company Stock Option, whether or not exercisable or vested, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Company Stock Option, and (y) the number of shares of Company Common Stock subject to the Company Stock Option immediately prior to its settlement (the "OPTION CONSIDERATION") (such payment to be net of applicable withholding taxes). Upon receipt of the Option Consideration, the Company Stock Option shall be canceled. The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of all rights the holder had or may have had in respect of that Company Stock Option.

                  (b) Prior to the Effective Time, the Company shall use its best efforts to obtain any consents from holders of the Company Stock Options and make any amendments to the terms of the Company Stock Option Plans or arrangements that are necessary to give effect to the transactions contemplated by Section 2.01(e) and this Section 2.03.

                  (c) Except as may otherwise be agreed by Merger Sub and the Company, the Company Stock Option Plans shall terminate as of the Effective Time, and no holder of Company Stock Options or any participant in the Company Stock Option Plans shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                  (d) Except as may otherwise be agreed by Merger Sub and the Company, all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Merger Sub prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Merger Sub that:

                  SECTION 3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                  (a) Each of the Company and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "COMPANY MATERIAL ADVERSE EFFECT" means, when used in connection with the Company, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole (excluding industry and general economic changes) or (ii) the ability of the Company to perform its obligations under this Agreement.

                  (b) Except as set forth in Section 3.01 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. All outstanding shares of stock of each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of such subsidiary or any securities or obligations convertible or exchangeable for such shares or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.

                  SECTION 3.2 ARTICLES OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Merger Sub complete and correct copies of its Articles of Incorporation and By-laws, each as amended to the date hereof. Such Articles of Incorporation and By-laws are in full force and effect. The Company is not in violation of any provision of its Articles of Incorporation or By-laws.

                  SECTION 3.3 CAPITALIZATION. The authorized capital stock of the Company consists of (i)15,000,000 shares of Common Stock par value $0.01 per share ("COMPANY COMMON STOCK"), and (ii) no shares of Preference Stock as of the date hereof (and 2,000,000 shares of Series A Preference Stock and 2,000,000 shares of Series B Preference Stock after giving effect to the Preference Amendment). As of the date hereof, there are 3,539,600 shares of Company Common Stock issued and outstanding and no shares of Preference Stock issued or outstanding. Section 3.03 of the Company Disclosure Statement identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion and the exercise or conversion price of each outstanding Company Stock Option (the "COMPANY COMMON STOCK EQUIVALENTS"). Except for the Company Common Stock Equivalents or as contemplated by this Agreement, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock of the Company or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 3.03 of the Company Disclosure Statement, there are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Company. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. All shares of Preference Stock to be issued to (i) the Shareholders pursuant to the Preference Exchange and (ii) the Investors in connection with the Equity Contribution, shall, when issued, be duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto. The Company has not had more than 300 shareholders of record at any time during the three (3) years preceeding the date hereof.

                  SECTION 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger and the Preference Amendment, the adoption of this Agreement and the Preference Amendment by the holders of a majority of the shares of Company Common Stock and the filing and recordation of appropriate merger documents and the Preference Amendment as required by Florida Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not (i) conflict with or violate the Articles of Incorporation or By-laws of the Company or any of its subsidiaries,
         (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company, its subsidiaries or by which any of its properties or assets is bound or affected, except for such conflicts or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company, its subsidiaries or any of its properties or assets is bound or affected, except as disclosed in Section 3.05(a) of the Company Disclosure Schedule and except for any violations, such breaches, defaults or other occurrences that, individually or in the aggregate, would not have a Company Material Adverse Effect and will not prevent or delay the consummation of the Transactions.

                  (b) Except as disclosed in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of 1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws ("BLUE SKY LAWS"), the rules of the National Association of Securities Dealers ("NASD"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), and filing and recordation of appropriate merger documents as required by Florida Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

                  SECTION 3.6 SEC FILINGS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since March 1, 1995 and has made available to the Merger Sub all registration statements filed by the Company with the SEC, including all exhibits filed in connection therewith (on all forms applicable to the registration of securities) since March 1, 1995 and prior to the date of this Agreement (collectively, the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company will deliver to the Merger Sub as soon as they become available true and complete copies of any Company SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

                  (b) Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements (the "INTERIM FINANCIAL STATEMENTS"), to normal and recurring year-end adjustments none of which would, individually or in the aggregate, have a Company Material Adverse Effect).

                  (c) Since October 31, 1998, except as disclosed in the Company SEC Reports, there has not been any Company Material Adverse Effect, or any event, condition or development which the Company believes is reasonably likely to result in a Company Material Adverse Effect.

                  (d) Neither the Company nor its subsidiaries have any material liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for taxes) other than such liabilities or obligations (i) disclosed in the Company Disclosure Statement, (ii) that have been specifically disclosed or provided for in the most recent audited consolidated balance sheet of the Company filed with the SEC, (iii) that have been incurred in the ordinary course of business consistent with past practice since the date of the most recent audited consolidated balance sheet of the Company filed with the SEC, or (iv) that are not required by GAAP to have been included in the Company's consolidated balance sheet and would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Section 3.07 of the Company Disclosure Statement or the Company SEC Reports or as contemplated by this Agreement, since November 30, 1998, neither the Company nor its subsidiaries have, directly or indirectly:

                  (a) redeemed, purchased, otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any shares of capital stock of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell, deliver or grant any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its subsidiaries, other than pursuant to and in accordance with (i) the Company Stock Option Plans or (ii) the terms of the Company Common Stock Equivalents listed in Section 3.03 of the Company Disclosure Statement;

                  (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any indebtedness for borrowed money, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, (iii) entered into any commitment or transaction material to the Company or its subsidiaries,
         (iv) incurred any liabilities except for liabilities which, individually and in the aggregate, would not have a Company Material Adverse Effect; or (v) mortgaged, pledged or subjected to any lien or encumbrance, any asset having a book or market value in excess of $500,000;

                  (d) instituted any change in its accounting methods, principles or practices;

                  (e) revalued any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables except for amounts previously reserved as reflected in the November 30, 1998 balance sheet;

                  (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate, have a Company Material Adverse Effect;

                  (g) suffered any adverse change, or any development involving a prospective adverse change, except for those changes or prospective changes which, individually and in the aggregate, would not have a Company Material Adverse Effect;

                  (h) granted any increase in the base compensation of, or made any other material change in the employment terms for, any of its directors, officers and employees, except for increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice;

                  (i) adopted, modified or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers and employees other than changes which do not materially increase the aggregate cost of such plan or contract;

                  (j) except for provision of services or sales in the ordinary course of business and consistent with past practice and except for the sale of the Company's computer service division, (i) sold, leased, licensed, transferred or otherwise disposed of any of its assets or property having a book or market value, in excess of $250,000 or (ii) entered into, or consented to the entering into of, any agreement granting a preferential right to sell, lease or otherwise dispose of any of such assets;

                  (k) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or liabilities in connection therewith in excess of $1,000,000 in the aggregate;

                  (l) acquired or agreed to acquire by merging or consolidating with, or agreed to acquire by purchasing a substantial portion of the assets of, or in any other manner, any business of any other person;

                  (m) made any cancellation or waiver of (i) any right material to the operation of the business of the Company or its subsidiaries, or
         (ii) any debts or claims against any affiliate of the Company;

                  (n) made any disposition of, or failed to keep in effect any material right in, to or for the use of any material patent, trademark, service mark, trade name, copyright or trade secret of the Company or its subsidiaries;

                  (o) entered into any agreement, arrangement or transaction with any affiliate of the Company; or

                  (p) agreed to (i) do any of the things described in the preceding clauses (a) through (o) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this
         Article III untrue or incorrect.

                  SECTION 3.8 ABSENCE OF LITIGATION. Except as disclosed in the Company SEC Reports or in Section 3.08 of the Company Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against the Company, its subsidiaries, or any of its properties or assets, before any court, arbitrator or Governmental Authority, which, individually or when aggregated with other claims, actions, proceedings or investigations or product liability claims (or claims, actions, proceedings or investigations which are reasonably likely to result from facts and circumstances that have given rise to such a claim, action, proceeding or investigation), would have a Company Material Adverse Effect. As of the date hereof, neither the Company nor its subsidiaries nor any of its properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 3.9 STOCKHOLDER VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement, the Preference Amendment and the transactions contemplated hereby.

                  SECTION 3.10 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion, dated as of the date hereof, of Prudential Securities Incorporated (the "COMPANY FINANCIAL ADVISOR"), to the effect that the Merger Consideration is fair to the Company stockholders (other than the Shareholders) from a financial point of view.

                  SECTION 3.11 BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger, and there has been no amendments to such agreements.

                  SECTION 3.12 COMPANY ACTION; STATE TAKEOVER STATUTES. The Company's Board of Directors (at a meeting duly called and held) has by requisite vote of directors (i) approved and adopted this Agreement and the Transactions, and such approval is sufficient to render inapplicable to this Agreement and the Transactions, the provisions of Sections 607.0901, 607.0902 and 607.1302 of the Florida Law to the extent, if any, any such section is applicable to this Agreement and the Transactions and (ii) agreed to recommend that the stockholders of the Company approve and adopt this Agreement and the Transactions.

                  SECTION 3.13 INFORMATION SUPPLIED. The Proxy Statement (as defined below) and any other document to be filed with the SEC or any Governmental Authority in connection with the Transactions(the "OTHER FILINGS") will not, at the respective times filed with the SEC or other Governmental Authority contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.14  ENVIRONMENTAL MATTERS.

                  (a) With respect to the Leased Premises, neither the Company nor its subsidiaries has caused or allowed the generation, treatment, storage or disposal of hazardous wastes or substances (as such terms are defined in any applicable Law with respect to environmental matters and including petroleum and petroleum by-products) at such location other than materials incidental to the operation of the Company's business that have been and are currently used in compliance with applicable Law, except where such noncompliance would not have a Company Material Adverse Effect.

                  (b) Each of the Company and its subsidiaries has complied with all applicable Law with respect to environmental matters, except where such noncompliance would not have a Company Material Adverse Effect.

                  (c) Since January 1, 1995, neither the Company nor its subsidiaries have received any written notice from any Governmental Authority or any other person alleging that the Company or its subsidiaries is liable under or in breach of any applicable Law with respect to environmental matters, except where such liability or breach would not have a Company Material Adverse Effect.

                  (d) Except as disclosed in Section 3.14 of the Company Disclosure Statement, to the Company's Knowledge, neither the Company nor its subsidiaries have either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability of any other person under applicable Law with respect to environmental matters, including without limitation any obligation for corrective or remedial action.

                  SECTION 3.15  REAL PROPERTY.

                  (a) Section 3.15 of the Company Disclosure Statement identifies by street address all real estate leased, subleased or otherwise occupied pursuant to an agreement (the "LEASES") by the Company or its subsidiaries involving an amount in excess of

         $150,000 in annual rent (the "LEASED PREMISES"). The Leased Premises are leased to the Company or its subsidiaries pursuant to written leases, copies of which have been made available to Merger Sub. With respect to each Lease: (i) the Company or its subsidiaries, as applicable, have a good and valid leasehold interest in and to all of the Leased Premises, and, to the Company's Knowledge, such leasehold interest is subject to no Liens other than those disclosed on Section
         3.15 of the Company Disclosure Statement and those which would not have a material adverse effect on the Company's leasehold interest; (ii) each Lease is in full force and effect and is enforceable in accordance with its terms and neither the Company nor its subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; (iii) there exists no default by the Company or condition which, with the giving of notice, the passage of time or both, could become a default by the Company under any Lease; and (iv) except as disclosed on Section 3.15 of the Company Disclosure Statement, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  (b) The Leased Premises constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company or its subsidiaries as currently conducted. The Leased Premises are in good condition and repair (subject to normal wear and tear) and is sufficient and appropriate for the conduct of business by the Company and its subsidiaries. To the Company's Knowledge, (i) all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Premises have been obtained, are in full force and effect had have not been violated by the Company in any material respect and (ii) there exists no violation by the Company of any material covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Premises. All facilities located on the Leased Premises are supplied with adequate utilities and other services necessary for the conduct of the Company's business as currently conducted. There is no pending or, to the Knowledge of the Company, threatened condemnation proceeding, or material lawsuit or administrative action affecting an portion of the Leased Premises to which the Company or its subsidiaries is a named party.

                  SECTION 3.16  PERSONAL PROPERTY.

                  (a) Each of the Company and its subsidiaries has good title to all personalty of any kind or nature which the Company or its subsidiaries purport to own, free and clear of all Liens, except for
         (i) Liens disclosed on Section 3.16 of the Company Disclosure Statement, (ii) Liens for non-delinquent taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory Liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iv) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, (v) purchase money Liens, and (vi) Liens which do not materially detract from the value or use of said personalty. The Company and its subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personalty leased by and material to the Company or its subsidiaries as now used, possessed and controlled by the Company or its subsidiaries, as applicable.

                  (b) All machinery, equipment and other tangible assets currently being used by the Company or its subsidiaries which are owned or leased by the Company or its subsidiaries are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put, except where any other condition of any machinery, equipment or other tangible asset would not have a Company Material Adverse Effect.

                  SECTION 3.17 CONTRACTS. Section 3.17 of the Company Disclosure Statement is a complete list of all written agreements of the Company or its subsidiaries (other than contracts or leases for the sale in the ordinary course of business of the Company's services or products) that are currently in effect (except for those set forth in clause (x) below) and that are (i) leases, sales contracts and other agreements with respect to any property, real or personal, of the Company or its subsidiaries which provide for the receipt or expenditure by the Company or its subsidiaries after the date of this Agreement, of more than $150,000; (ii) contracts or commitments for capital expenditures or acquisitions in excess of $150,000 for one project or set of related projects;
(iii) guarantees of third party obligations; (iv) agreements (including non competition agreements) which restrict the kinds of businesses in which the Company or its subsidiaries may engage or the geographical area in which any of them may conduct their business; (v) indentures, mortgages, loan agreements or other agreements relating to the borrowing of money by the Company, the granting of Liens by the Company or lines of credit by the Company, in each case, involving an amount in excess of $150,000; (vi) collective bargaining agreements; (vii) material licenses, agreements, assignments or contracts (whether as licensor or licensee, assignor or assignee) relating to any patent and trademark rights; (viii) brokerage or finder's agreements; (ix) joint venture agreements, partnership agreements or similar agreements; (x) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements executed within the last five years, in each case, involving an amount in excess of $150,000; (xi) employment, consulting or management agreements; or (xii) agreements or other arrangements with any director or executive officer of the Company or its affiliates (other than customary at will employment arrangements) (all items required to be disclosed in Section 3.17 of the Company Disclosure Statement being hereinafter referred to as "CONTRACTS"). True and correct copies of all the Contracts have been made available to Merger Sub. Except as disclosed in Section 3.17 of the Company Disclosure Statement, (i) all Contracts are valid and subsisting and in full force and effect, and each of the Company and its subsidiaries has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and (ii) no breach or default thereunder by the Company, its subsidiaries, or, to the Company's Knowledge, by any other party thereto, has occurred, except where such breach or default would not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.18 INSURANCE POLICIES. Section 3.18 of the Company Disclosure Statement contains a summary description of all material insurance policies of the Company and its subsidiaries, and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company or its subsidiaries with respect to any such policy. To the Knowledge of the Company, there are no pending claims against such insurance by the Company or its subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.

                  SECTION 3.19 COMPLIANCE WITH LAWS. Except for matters relating to environmental matters (which are the subject of Section 3.14), neither the Company nor its subsidiaries are in violation of or have violated or failed to comply with any Law or Judgment applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.

                  SECTION 3.20  TAX MATTERS.

                  (a) The Company and each subsidiary of the Company has filed all Tax Returns that it was required to file prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and each subsidiary of the Company (whether or not shown on any Tax Return) have been paid. None of the Company or any subsidiary of the Company currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any subsidiary of the Company does not file Tax Returns that the Company so not filing is or may be subject to taxation by that jurisdiction. To the Company's Knowledge, there are no security interests on any of the assets of any of the Company or any subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Each of the Company and each subsidiary of the Company has withheld and paid all Taxes required to have been withheld and paid by applicable Law.

                  (c) To the Company's Knowledge, there is no dispute or claim concerning any Tax liability of any of the Company or any subsidiary of the Company. Section 3.20 of the Company Disclosure Statement lists all federal, state and foreign income Tax Returns filed with respect to any of the Company and any subsidiary of the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Investor correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any subsidiary of the Company since December 31, 1996.

                  (d) None of the Company nor any subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) None of the Company nor any subsidiary of the Company has filed a consent under Code ss.341(f) concerning collapsible corporations. None of the Company nor any subsidiary of the Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Company nor any subsidiary of the Company has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). Each of the Company and any subsidiary of the Company has disclosed on its federal, state, local and foreign Tax Returns all positions taken therein that could give rise to a substantial understatement of, federal, state, local and foreign Tax within the meaning of Code ss.6662 or similar provisions under any state, local or foreign Law. None of the Company nor any subsidiary of the Company is a party to any Tax allocation or sharing agreement. Neither the Company nor any subsidiary of the Company has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company.

                  (f) None of the Company nor any subsidiary of the Company has any liability for the Taxes of any person other than the Company and the subsidiaries of the Company (i) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

                  (g) Except as disclosed on Section 3.20(h) of the Company Disclosure Statement, none of the Company nor any subsidiary of the Company will be required to make an adjustment to taxable income under Code ss.481 (or any similar provision of state, local, or foreign law) for any period ending on or after the Closing Date by reason of a voluntary change in accounting method initiated by the Company or any subsidiary of the Company on or prior to the Closing Date and neither the Internal Revenue Service nor any other governmental authority has initiated or proposed any such change in accounting method.

                  (h) Except as disclosed on Section 3.20(i) of the Company Disclosure Statement, none of the Company nor any subsidiary of the Company is a "controlled foreign corporation" within the meaning of Code ss.957.

                  (i) None of the Company nor any subsidiary of the Company owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes.

                  SECTION 3.21 EMPLOYMENT AGREEMENTS. Except as disclosed on
Section 3.21 of the Company Disclosure Statement, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any directors, officers, or other employees of the Company.

                  SECTION 3.22 CHANGE OF CONTROL PROVISIONS. Except as disclosed on Section 3.22 of the Company Disclosure Statement, none of the arrangements, agreements or understandings set forth in Article III hereof and none of the Company's employee benefit plans, programs or arrangements contain any provision that would become operative as the result of a change of control of the Company or that will become operative as a result of the Transactions.

                  SECTION 3.23 EMPLOYEES. To the Knowledge of the Company, as of the date of this Agreement, no key employee, or group of employees, of the Company or its subsidiaries has any plans to terminate employment with the Company. Each of the Company and its subsidiaries has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and does not have any labor relations problems (including, without limitation, threatened or actual strikes or work stoppages or material grievances) other than such problems that would not have a Company Material Adverse Effect.

                  SECTION 3.24 PERMITS. Each of the Company and its subsidiaries has all Permits, except for those Permits the failure to have would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 3.24 of the Company Disclosure Statement contains a complete list of the material Permits, exclusive of any Permits with respect to state or local sales, use or other Taxes or business or occupational licenses. To the Knowledge of the Company, all of the Permits are in full force and effect except where the failure to be so in effect would not have a Company Material Adverse Effect. No outstanding notice of cancellation or termination has been delivered to the Company or its subsidiaries in connection with any such Permit nor, to the Knowledge of the Company, has any such cancellation or termination been threatened. To the Knowledge of the Company, no application, action or proceeding for the modification of any such Permits is pending or threatened that may result in the revocation, modification, nonrenewal or suspension of any material Permits. Each of the Company and its subsidiaries has filed when due all documents required to be filed with any Governmental Authority in connection with such Permits and, at the time of the filing thereof, all such filings were accurate and complete in all material respects.

                  SECTION 3.25  EMPLOYEE BENEFIT PLANS.

                  (a) Section 3.25 of the Company Disclosure Statement contains a list of each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each plan, program, policy, practice, arrangement or contract (whether group or individual) providing for payments, deferred compensation or benefits or reimbursements to employees or former employees (or their beneficiaries or dependents) of the Company or with respect to which the Company has any liability or potential liability. For purposes of this Section 3.25, "Company" shall be deemed to include any entity required to be aggregated with the "Company" under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, at any relevant time. Each item listed in Section 3.25 of the Company Disclosure Statement is a "BENEFIT PLAN."

                  (b) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the "IRS") that such Benefit Plan is qualified under Section 401(a) of the Code, and, to the Company's Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan.

                  (c) The Company does not have any liability or potential liability (including, but not limited to, withdrawal liability) with respect to (i) any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

                  (d) Except as disclosed on Section 3.25 of the Company Disclosure Statement, none of the Benefit Plans obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of
         Section 280G of the Code.

                  (e) Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

                  (f) The Company has complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and the Company has no obligation under any Benefit Plan or otherwise to provide health or life insurance benefits to former employees of the Company or any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA.

                  (g) With respect to each Benefit Plan, the Company has provided the Merger Sub with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) the most recent summary plan description provided to participants, and (v) the most recent determination letter received from the IRS.

                  (h) With respect to each Benefit Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing shall have been made or properly accrued on the November 30, 1998 balance sheet. None of the Benefit Plans has any material unfunded liabilities.

                  SECTION 3.26  INTELLECTUAL PROPERTY RIGHTS.

                  (a) Section 3.26 of the Company Disclosure Statement sets forth a complete and correct list of all: (i) patented or registered Intellectual Property Rights and pending patent applications and other applications for registrations of Intellectual Property Rights owned or filed by or on behalf of the Company or its subsidiaries; (ii) all trade names and unregistered trademarks and service marks owned or used by the Company or its subsidiaries and material to the conduct of its business; and (iii) all material licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company or its subsidiaries is a party (either as a licensor or licensee).

                  (b) Except as disclosed in Section 3.26 of the Company Disclosure Statement: (i) each of the Company and its subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property Rights necessary for the operation of the business of the Company and its subsidiaries as currently conducted free and clear of all encumbrances, licenses or other restrictions; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the material Intellectual Property Rights owned or used by the Company or its subsidiaries has been made, is currently outstanding or is threatened, and to the Knowledge of the Company, there are no grounds for the same; (iii) the loss or expiration of any Intellectual Property Right owned or used by the Company or its subsidiaries would not have a Company Material Adverse Effect, and no such loss or expiration is threatened, pending or reasonably foreseeable; (iv) neither the Company nor its subsidiaries have received any notices of, and, to the Company's Knowledge, there is no infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property Rights owned or used by the Company or its subsidiaries (including, without limitation, any demand or request that the Company or its subsidiaries license any rights from a third party); (v) neither the Company nor its subsidiaries, to the Company's Knowledge, have infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights or other rights of any third parties and, to the Company's Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and its subsidiaries as currently conducted and as currently proposed to be conducted; and (vi) each of the Company and its subsidiaries has taken commercially reasonable steps to protect, maintain and safeguard the material Intellectual Property Rights owned or used by the Company or its subsidiaries.

                  SECTION 3.27 YEAR 2000. The Company is currently in the process of implementing a new enterprise wide information system that is designed to be Year 2000 Compliant (as defined below) (and that, to the Company's Knowledge, is Year 2000 Compliant) (the "NEW SYSTEM"), which will replace all of the computer software computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are material to the Company's financial and informational systems (collectively, the "SYSTEM SOFTWARE"). The Company expects to complete the implementation of the New System on or before June 30, 1999, and the Company is using and will continue to use commercially reasonable efforts to complete such implementation on or before June 30, 1999. To the best of the Company's Knowledge, except as disclosed on
Section 3.27 of the Company Disclosure Statement, all current versions of the product lines sold, licensed, rendered, or otherwise provided by the Company or its subsidiaries to customers in the conduct of their businesses are Year 2000 Compliant. "YEAR 2000 COMPLIANT" means, with respect to any System Software, that such System Software will (i) operate prior to, during and after the calendar year 2000 without error relating to the date related data, and (ii) properly recognize and indicate dates in the calendar year 2000 and beyond as both input and output.

                  SECTION 3.28 APPRAISAL RIGHTS. None of the holders of shares of Company Common Stock has any appraisal or dissenter rights under Florida Law in connection with this Agreement, the Merger, the Preference Amendment or the other Transactions.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

                  Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Merger Sub to the Company prior to the execution of this Agreement (the "MERGER SUB DISCLOSURE SCHEDULE"), Merger Sub hereby represents and warrants to the Company that:

                  SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Merger Sub Material Adverse Effect. The term "MERGER SUB MATERIAL ADVERSE EFFECT" means, when used in connection with the Merger Sub, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to (i) the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Merger Sub (excluding industry and general economic changes) or (ii) the ability of Merger Sub to perform its obligations under this Agreement.

                  SECTION 4.2 CHARTER DOCUMENTS AND BY-LAWS. Merger Sub has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and By-laws, each as amended to date, of Merger Sub. Such charter documents are in full force and effect. Merger Sub is not in violation of any provision of its charter documents.

                  SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Florida Law). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  SECTION 4.4  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Merger Sub does not, and the consummation of the Transactions by Merger Sub will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Merger Sub Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Merger Sub does not, and the consummation of this Agreement by Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Florida Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications, individually or in the aggregate is not reasonably likely to have a Merger Sub Adverse Effect.

                  SECTION 4.5 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities (other than those incident to its organization and the execution of this Agreement) and has conducted its operations only as contemplated hereby.

                  SECTION 4.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or the Other Filings, at the respective time filed with the SEC or such other Governmental Authority, and, in addition, in the case of the Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined below), contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 4.7 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Merger Sub.

                  SECTION 4.8 FINANCING. Cornerstone has received written commitments from (a) Fleet National Bank, ("FLEET"), dated February 4, 1999 (the "FLEET COMMITMENT LETTER"), pursuant to which Fleet has committed, subject to the terms and conditions contained therein, to provide up to $50,000,000 in financing for the Transactions and (b) Mainsail Capital, an affiliate of Fleet ("MAINSAIL"), dated February 5, 1999 (the "MAINSAIL COMMITMENT LETTER" and, together with the Fleet Commitment Letter, the "COMMITMENT LETTERS"), pursuant to which Mainsail has committed, subject to the terms and conditions contained therein, to provide up to $10,000,000 in financing for the Transactions. The proceeds from the Debt Financing, to the extent funded pursuant to the Commitment Letters, together with the Equity Contribution, shall provide sufficient funds to pay, pursuant to the Merger, the Merger Consideration and the Option Consideration and to pay all fees and expenses related to the Transactions. Merger Sub and/or the Investors have delivered true, correct and complete copies of the Commitment Letters to the Company.

                  SECTION 4.9 LITIGATION. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Merger Sub threatened against Merger Sub, before any court, arbitrator or Governmental Authority, or
(ii) outstanding judgment, order, writ, injunction or decree of any court, arbitrator or Governmental Authority in a proceeding to which Merger Sub or any of its assets is subject except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect.

                  SECTION 4.10 CAPITALIZATION. Immediately prior to the Effective Time, the authorized capital stock of Merger Sub will consist of shares of Common Stock, par value $0.01 per share and shares of preferred stock, par value $0.01 per share. Except as provided in, or contemplated by, this Agreement, there are no authorized or outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, to which Merger Sub is a party or by which Merger Sub is bound, obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, contigently or otherwise, additional shares of capital stock of Merger Sub or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right commitment, preemptive right or agreement.


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder hereby severally but not jointly represents and warrants to the Company that:

                  SECTION 5.1  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Transactions by such Shareholder will not, (i) violate any Law applicable to such Shareholder, (ii) prevent or materially delay the consummation of the Merger or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party.

                  (b) The execution and delivery of this Agreement by such Shareholder does not, and the consummation of the Transactions by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by Florida Law or any other applicable state law.

                  SECTION 5.2 OWNERSHIP OF OWNED SHARES. Such Shareholder is the sole record and beneficial owner of the Owned Shares owned by such Shareholder, free and clear of any liens or encumbrances and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of the Owned Shares or any interest therein) except pursuant to this Agreement or applicable securities Laws. The Owned Shares constitute all of the capital stock of the Company owned of record or beneficially owned by such Shareholder.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as otherwise expressly provided for in this Agreement, unless Merger Sub shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries, to conduct its business in the ordinary course and in a manner consistent in all material respects with past practice. The Company shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, employees and consultants of the Company and its subsidiaries, (iii) preserve the current relationships of the Company and its subsidiaries with customers, distributors, suppliers, licensors, licensees, contractors and other persons with which the Company or its subsidiaries has significant business relations, (iv) maintain all assets in good repair and condition (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance necessary to the conduct of the Company's business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner, (vii) maintain and protect all of its material Intellectual Property Rights in a manner consistent in all material respects with past practice and
(viii) complete the implementation of the New System on or before June 30, 1999. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Merger Sub:

                  (a) amend or otherwise change its Articles of Incorporation or By-laws, except to the extent contemplated by the Preference Amendment;

                  (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company (other than in connection with the Preference Exchange or the Equity Contribution) or its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interests), of the Company or its subsidiaries or (ii) any assets of the Company or its subsidiaries, except for sales in the ordinary course of business consistent with past practice and other asset sales for consideration or having a fair market value aggregating not more than $150,000;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than in connection with the Preference Exchange;

                  (e) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

                  (f) (i) incur or agree to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances, or capital contributions to or investments in, any other person, except in the ordinary course of business consistent with past practice and in an amount not in excess of $150,000; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $500,000;

                  (g) acquire, or agree to acquire, sell, lease or dispose of any Real Estate or other material assets, other than sales or leases of fixed assets (other than Real Estate) or sales of inventory, in each case, in the ordinary course of business consistent with past practice;

                  (h) enter into, establish, adopt, amend or renew any material employment, consulting, severance or similar agreement or arrangements with any director, officer, or employee, or grant any salary or wage increase (other than in the ordinary course consistent with past practice);

                  (i) establish, adopt, amend or increase benefits under any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, welfare benefit contract, plan or arrangement (other than as may be required by applicable law);

                  (j) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union;

                  (k) discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

                  (l) make or institute any change in accounting procedures or practices in its accounting procedures and practices unless mandated by GAAP;

                  (m) take any action that, if taken after November 30, 1998 but prior to the date hereof, would have required to be disclosed in
         Section 3.07 of the Company Disclosure Statement;

                  (n) enter into any agreement or other arrangement with any director, officer, employee or stockholder of the Company, its subsidiaries or any affiliate of the foregoing, except in the ordinary course of business consistent with past practice;

                  (o) enter into any agreement or other arrangement that is reasonably likely to be material to the business of the Company or its subsidiaries, except in the ordinary course of business consistent with past practice;

                  (p) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its subsidiaries, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or its subsidiaries;

                  (q) take any action or omit to take any action which would result in a violation of any applicable Law or would cause a breach of any agreement, contract or commitment, which violation or breach would have a Company Material Adverse Effect;

                  (r) license, assign or otherwise transfer to any person or entity any rights to any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past practice;

                  (s) fail to maintain or enforce any material Intellectual Property Rights owned or used by the Company or its subsidiaries, except in the ordinary course of business consistent with past practice; or

                  (t) authorize or propose, or agree to take, any of the foregoing actions prohibited under Section 6.01.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  SECTION 7.1  SHAREHOLDERS' MEETING.

                  (a) Subject to the provisions of Section 7.05 and Section 9.01, the Company shall, consistent with applicable law, call and hold a meeting of the holders of shares of Company Common Stock (the "SHAREHOLDERS' MEETING") as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Transactions. The Company, through its Board of Directors or a committee thereof, shall recommend to its shareholders approval and adoption of this Agreement and the Transactions, which recommendation shall be contained in the Proxy Statement (as defined below); PROVIDED, HOWEVER, that the Board of Directors of the Company or a committee thereof may fail to make its recommendation to the shareholders of the Company or may withdraw, modify or change its recommendation to the shareholders of the Company, in accordance with Section 7.05(b). The Company shall solicit from the holders of shares of Company Common Stock proxies in favor of the approval and adoption of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of such holders required by Florida Law.

                  (b) Merger Sub shall vote (or consent with respect to) any shares of Company Common Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement at any meeting of the shareholders of the Company at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the shareholders of the Company by consent in lieu of a meeting).

                  SECTION 7.2  PREPARATION OF PROXY STATEMENT.

                  (a) The Company shall, as soon as practicable, but in any event within thirty (30) days after the date hereof, prepare and file (after providing Merger Sub with a reasonable opportunity to review and comment thereon) preliminary proxy materials (including, without limitation, a Schedule 13e-3 filing, if required to be filed under the Exchange Act) relating to the meeting of the holders of shares of Company Common

         Stock to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") (or, if requested by Merger Sub and applicable, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and shall use its commercially reasonable efforts to respond to any comments of the SEC (after providing Merger Sub with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Merger Sub promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. The Company will cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Shareholders' Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement; PROVIDED, that no such amendment or supplement to the Proxy Statement will be made by the Company without providing the Merger Sub the reasonable opportunity to review and comment thereon and without the approval of Merger Sub, which approval shall not be unreasonably withheld. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions.

                  (b) The Company agrees to include in the Proxy Statement the unanimous recommendation of the voting members of the Company's Board of Directors, subject to any modification, amendment or withdrawal thereof, and represents that the Company's Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

                  SECTION 7.3 APPROPRIATE ACTION; CONSENTS; FILINGS; FURTHER ASSURANCES.

                  (a) The Company and Merger Sub shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Transactions and make effective the Merger as promptly as practicable,

         (ii) take all reasonable actions required for the consummation of the financing of the transactions contemplated hereby by Merger Sub; PROVIDED, HOWEVER, that the effectiveness of any such action by the Company shall be conditioned upon consummation of the Merger, (iii) obtain expeditiously from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub or the Company or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; PROVIDED, that Merger Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing. From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of Surviving Corporation to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case would have a Company Material Adverse Effect prior to or after the Effective Time, or a Surviving Corporation Material Adverse Effect after the Effective Time. The term "SURVIVING CORPORATION MATERIAL ADVERSE EFFECT" means, when used in connection with the Surviving Corporation, any change, effect, event, occurrence, condition or development that is or is reasonably likely to be materially adverse to the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Surviving Corporation or its subsidiaries, taken as a whole.

                  (b) The Company, the Shareholders and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

                  (c) Each of Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the Transactions, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or (C) required to prevent a

         Company Material Adverse Effect from occurring prior to or after the Effective Time or a Surviving Corporation Material Adverse Effect from occurring after the Effective Time.

                           (i) In the event that Merger Sub or the Company shall
                  fail to obtain any third party consent described in subsection
                  (c)(i) above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Merger Sub, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                  (d) If any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, the Company and Merger Sub will take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

                  (e) If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, the proper officers and directors of each party to this Agreement (including the Shareholders) shall take all such necessary action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  SECTION 7.4  ACCESS TO INFORMATION; CONFIDENTIALITY.

                  (a) The Company and Merger Sub shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable Law, all of their respective obligations under the Confidentiality Agreement dated November 6, 1998 (the "CONFIDENTIALITY AGREEMENT") between the Company and Merger Sub. Notwithstanding the Confidentiality Agreement, the Company acknowledges that Merger Sub may cause an information memorandum to be prepared and used in connection with the consummation of the financing of the Transactions; PROVIDED, that any recipient of such information memorandum shall be subject to customary confidentiality requirements.

                  (b) Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to) provide to

         Merger Sub (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "REPRESENTATIVES") access to all information and documents which Merger Sub may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company or its subsidiaries.

                  (c) From the date hereof to the Effective Time, the Company shall (and shall cause each of its subsidiaries to): (i) provide to Merger Sub and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Merger Sub or its Representatives may reasonably request.

                  (d) No investigation by Merger Sub, whether prior to the execution of this Agreement or pursuant to this Section 7.04, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  SECTION 7.5  NO SOLICITATION.

                  (a) The Company and the Shareholders shall not, and the Company shall cause its subsidiaries not to, and the Company agrees that it shall not authorize nor permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, discussions or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or acquisition of any kind of a material portion of the assets or capital stock of the Company or its subsidiaries (a "COMPETING TRANSACTION") or negotiate, explore or otherwise communicate in any way with any person (other than Merger Sub or its directors, officers, employees and representatives) with respect to any Competing Transaction or enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; PROVIDED, HOWEVER, that prior to the vote of the shareholders of the Company for approval of the Merger, the Company (including, but not limited to, the officers and directors of the Company who may be Shareholders) may, if and so long as the Company's Board of Directors determines in good faith by a majority vote, based upon the advice of its outside counsel that failing to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors under applicable law, in response to a Competing Transaction from any person that was not solicited by the Company and that did not otherwise result from the breach of this
         Section 7.05, and subject to compliance with Section 7.05(c), (x) furnish information with respect to the Company to such person pursuant to a customary confidentiality agreement and (y) participate in discussion or negotiations with such person regarding any Competing Transaction; PROVIDED, that such proposal is not subject to conditions that are materially different from those set forth in this Agreement and such proposal is, in the business judgment of the Board of Directors of the Company, more favorable to the stockholders of the Company (other than the Shareholders) from a financial point of view than the transactions contemplated by this Agreement (including any adjustments to the terms and conditions of such transactions proposed by Merger Sub is response to such Competing Transaction pursuant to Section 7.05(b) below).

                  (b) Neither the Company (or any of its subsidiaries) nor the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Merger Sub, the approval, adoption or recommendation by the Board of Directors of the Company or any such committee of this Agreement, the Merger or the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other relating to any Competing Transaction or propose or agree to do any of the foregoing, or (iv) submit any Competing Transaction at the Shareholder's Meeting for purposes of voting upon approval and adoption of the Competing Transaction; PROVIDED, HOWEVER, that prior to the vote of the shareholders of the Company for approval of the Merger, the Company may, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority vote of the Board of Directors of the Company based on the advice of its outside counsel, and after compliance with the following sentence, terminate this Agreement pursuant to Section 9.01(g) (PROVIDED that concurrently with such termination the Company enters into a definitive agreement containing the terms of a Competing Transaction). If the Company shall exercise its right to terminate this Agreement pursuant to this Section 7.05(b), the Company shall deliver to Merger Sub (or at Merger Sub's direction, to Cornerstone) (i) by check or wire transfer of same day funds in the amount of (A) Merger Sub's Reimbursable Expenses (as defined in Section 9.03(b)) as the same may have been estimated by Merger Sub in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Merger Sub's definitive determination of such Merger Sub's Reimbursable Expenses and (B) the amount of Termination Fee as provided in Section 9.03(c) and (ii) written acknowledgment from the Company and from the other person to the Competing Transaction that the Company and such other person have irrevocably waived any right to contest such payment. Notwithstanding anything in this Agreement to the contrary, the Company may only exercise its right to terminate this Agreement pursuant to this Section 7.05(b) at a time that is after the tenth business day following Merger Sub's receipt of written notice (the "COMPETING NOTICE") advising Merger Sub that the Board of Directors of the Company is prepared, subject to any action taken by Merger Sub pursuant to this sentence, to cause the Company to accept a Competing Transaction, specifying the material terms and conditions of such Competing Transaction and identifying the person making such Competing Transaction (it being understood and agreed that any amendment or modification of a Competing Transaction shall result in a new Competing Transaction for which a new ten business day period following a new notice referred to above shall be required under this sentence); PROVIDED, HOWEVER, that Merger Sub shall have the right during such ten business day period after receipt of the Competing Notice to offer to adjust the terms and conditions of the Transactions by tendering to the Company a new proposal for such terms and conditions (the "REVISED PROPOSAL"); PROVIDED, FURTHER, that if the Revised Proposal, in the business judgment of the Board of Directors of the Company, is substantially the same as the Competing Transaction, or is more favorable to the stockholders of the Company (other than the Shareholders) from a financial point of view than the Competing Transaction, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of the Revised Proposal, the Company shall reject the Competing Transaction and recommend to its shareholders the approval and adoption of the Revised Proposal.

                  (c) The Company promptly (and in any event within 12 hours of the relevant event) shall advise Merger Sub orally and in writing of any Competing Transaction or any inquiry with respect to or that could reasonably be expected to lead to any Competing Transaction and the identity of the person making any such Competing Transaction or inquiry, and, in each case, the terms and conditions thereof, including any amendment or other modification to the terms of any such Competing Transaction or inquiry. The Company shall keep Merger Sub fully apprised of the status of any proposal relating to a Competing Transaction on a current basis.

                  (d) The Company shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to the date of this Agreement.

                  SECTION 7.6  INDEMNIFICATION AND INSURANCE.

                  (a) The Surviving Corporation and the Company agree that, except as may be limited by applicable Laws, for six years from and after the Effective Time, the indemnification obligations set forth in the Company's Articles of Incorporation and the Company's By-Laws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time. In addition, the Surviving Corporation and Company agree that, except as may be limited by applicable Laws, the indemnification obligations of the Company as set forth in other indemnification agreements to which it is a party and as disclosed in Section 7.06 of the Company Disclosure Statement, shall not be amended, repealed or otherwise modified after the Effective Time except as permitted by the terms and provisions of those agreements.

                  (b) The Company shall maintain in effect, for three years or until the applicable statute of limitations expires but in no event longer than four years, from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers (the "COVERED PARTIES") by the Company's current directors' and officers' policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, in the event the annual premium for such coverage exceeds an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage, the Surviving Corporation shall notify the Covered Parties who shall then elect as a group either (i) to allow the Surviving Corporation to obtain as much comparable insurance as possible for an annual premium equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company, or (ii) to seek coverage from another carrier, in which event the Surviving Corporation shall reimburse the Covered Parties the cost of such alternate coverage up to an amount equal to 200% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage.

                  (c) In addition to, and not in lieu of the foregoing, the Surviving Corporation shall indemnify, defend and hold harmless all officers and directors of the Company (the "INDEMNIFIED Parties") to the fullest extent permitted by Florida Law and in the Articles of Incorporation and By-laws of the Company, as in effect as of the date hereof, from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Surviving Corporation in a manner consistent with applicable provisions of the Surviving Corporation's By-laws) arising out of the actions taken prior to the Effective Time in performance of their duties as directors or officers of the Company, in connection with the Merger and other transactions contemplated hereby, which may be asserted against the Indemnified Parties from and after the date of this Agreement PROVIDED, HOWEVER, that Surviving Corporation's obligations to the Indemnified Parties under this Section 7.06(d) shall not be effective until consummation of the Merger; PROVIDED, FURTHER, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is determined pursuant to a final non-appealable judgment rendered by a court of competent jurisdiction to be prohibited by applicable Law or if the indemnification of the Indemnified Party is not within the power of the Surviving Corporation under Florida Law.

                  (d) In the event that any action, suit, proceeding or investigation relating thereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                  SECTION 7.7 NOTIFICATION OF CERTAIN MATTERS. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:

                  (a) the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any party to effect the Merger not to be complied with or satisfied;

                  (b) the failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement;

                  (c) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

                  (d) the receipt of any notice or other communication from any Governmental Authority in connection with the Transactions; and

                  (e) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the party, threatened against, relating to or involving or otherwise affecting the Company or Merger Sub, which relates to the consummation of the Transactions;

in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.07 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule or the Merger Sub Disclosure Statement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

                  SECTION 7.8 PUBLIC ANNOUNCEMENTS. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions. Prior to the Closing, Merger Sub and the Company shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Law or any listing agreement with the NASD or any national securities exchange to which Merger Sub or the Company is a party and, in such case, shall use reasonable effects to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which Merger Sub and the Company will announce the execution of this Agreement.

                  SECTION 7.9  EMPLOYMENT AGREEMENTS.

                  (a) From and after the Effective Time, Merger Sub shall cause the Surviving Corporation to honor all employment, severance, termination and retirement agreements to which the Company is a party, as such agreements are in effect on the date hereof.

                  (b) Merger Sub shall cause the Surviving Corporation, for a period of one year following the Effective Date, to offer compensation and benefits to Company's employees that are substantially equivalent to the compensation and benefits that such employees enjoyed before the Effective Time; PROVIDED, that nothing in this Section 7.09 shall obligate the Surviving Corporation to renew any employment agreements after their expiration or termination; PROVIDED, FURTHER, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws and subject to
         Section 7.09(a).

                  (c) Prior to the Effective Time, John T. Kane and the Company agree to terminate (i) the Employment Agreement, dated June 12, 1997 and amended May 27, 1998 ("KANE'S PREVIOUS EMPLOYMENT Agreement"), by and between the Company and John T. Kane, and (ii) the Trust Agreement, dated October 7, 1998 (the "TRUST AGREEMENT") by and between the Company and Delaware Charter Guarantee & Trust Company, as trustee (the "TRUSTEE") with respect to John T. Kane, and upon such termination, the liabilities and obligations of the Company and such Shareholder under such agreements shall be extinguished. In consideration for terminating these agreements pursuant to this Section 7.09(c), the Company shall cause the Trustee to pay to John T. Kane, the amount accumulated in such trust for his benefit as of the date the Trust Agreement is terminated.

                  (d) Prior to the Effective Time, George P. Wilson and the Company agree to (i) terminate the Employment Agreement, dated June 12, 1997 and amended May 27, 1998 ("WILSON'S PREVIOUS EMPLOYMENT AGREEMENT"), by and between the Company and George P. Wilson and upon such termination, the liabilities and obligations of the Company and such Shareholder under such agreement shall be extinguished and (ii) amend the Trust Agreement with respect to George P. Wilson to eliminate the requirement that, upon a Change of Control (as defined in the Trust Agreement), the Company make an irrevocable contribution to the trust sufficient to pay the retirement benefits that George P. Wilson would have been entitled pursuant to Wilson's Previous Employment Agreement.

                  SECTION 7.10 ASSISTANCE WITH FINANCING. In order to assist with the financing of the Transactions, at or prior to Closing, the Company shall, and shall cause its subsidiaries to, take such commercially reasonable steps as are necessary to cause the following to occur:

                  (a) At Cornerstone's request, with respect to each of the Leased Premises, the Company shall deliver to Merger Sub a nondisturbance agreement, a consent and waiver and/or an estoppel letter executed by the landlord, lessor, landlord and/or licensor of such Leased Premise, in each case, in form and substance reasonably acceptable to Merger Sub;

                  (b) At Cornerstone's request, the Company shall furnish such financial statements as may be reasonably requested by Merger Sub in connection with the financing of the Transactions;

                  (c) At Cornerstone's request, the Company shall take or cause to be taken any other actions necessary to consummate the financing of the Transactions; and

                  (d) No actions taken by or on behalf of the Company in connection with its obligation under this Section 7.10 or arising as a result of the taking of such action shall constitute a breach of any representation or warranty of the Company contained in this Agreement for any purpose hereunder. Notwithstanding anything to the contrary set forth herein, the effectiveness of any such actions by the Company shall be conditioned upon the consummation of the Merger.

                  SECTION 7.11 STOCKHOLDER APPROVAL. The Company shall take all action necessary in accordance with Florida Law and its Article of Incorporation and By-laws to obtain the requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company.

                  SECTION 7.12 EXCHANGE ACT AND NASDAQ FILINGS. Unless an exemption shall be expressly applicable to the Company, or unless Merger Sub agrees otherwise in writing, the Company will file with the SEC and the National Association of Security Dealers ("NASD") all reports required to be filed by it pursuant to the rules and regulations of the SEC and NASD (including, without limitation, all required financial statements). Such reports and other information shall comply in all material respects with all of the requirements of the SEC and NASD rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 7.13 NONCOMPETITION; NONSOLICITATION. For a period of three (3) years from and after the Closing, the Shareholders shall not, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, as stockholder or partner or any other similar capacity with any business which is in competition with or potential competition with the business of the Company as conducted immediately prior to the consummation of Merger, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company, the Surviving Corporation, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company, the Surviving Corporation, or any successor to any of the foregoing in a supervisory or more senior capacity. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this Section 7.13. The restrictive covenant contained in this Section 7.13 is a covenant independent of any other provision of this Agreement, and the existence of any claim which the Shareholders may allege against Merger Sub, the Company, the Surviving Corporation or any of their affiliates, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. The Shareholders agree that a breach of this Section 7.13 shall cause irreparable harm to Merger Sub, the Company, the Surviving Corporation and their affiliates, that Merger Sub's, the Company's and the Surviving Corporation's remedies at law for any breach or threat of breach of the provisions of this Section 7.13 shall be inadequate, and that Merger Sub, the Company and/or the Surviving Corporation shall be entitled to an injunction or injunctions to prevent breaches of this
Section 7.13 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Merger Sub, the Company and/or the Surviving Corporation may be entitled at law or in equity. The three year period shall be tolled during any period of violation of this Section 7.13 and during any other period required for litigation during which Merger Sub, the Company and/or the Surviving Corporation seeks to enforce this covenant. In the event that this Section 7.13 shall be determined by an court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

                  SECTION 7.14 REPRESENTATIONS. Each of the Company and the Merger Sub (a) will use reasonable best efforts to take all action necessary to render true and correct as of the Closing its respective representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time and (c) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

                  SECTION 7.15 VOTING AGREEMENT. Each of the Shareholders and Merger Sub shall comply with all of their respective obligations under the Voting Agreement.

                  SECTION 7.16 GUARANTEE. Cornerstone will be a substantial equity investor in the Surviving Corporation. In that regard, Cornerstone has a substantial interest in and a desire to assure that the Company enter into this Agreement and that the Transactions are consummated. Therefore, as a material inducement to the Company to enter into this Agreement and to consummate the Transactions, Cornerstone, by affixing the signature of its duly authorized officer on the signature page attached hereto, hereby guarantees (the "Guarantee"), absolutely and unconditionally as a primary obligor, to the Company, the performance by Merger Sub of its covenants, duties and obligations hereunder ("MERGER SUB OBLIGATIONS"); PROVIDED, that Cornerstone's aggregate liability to the Company due to the Merger Sub Obligations shall not exceed, in the aggregate, the Equity Contribution. The Guarantee shall be a continuing guaranty and shall remain in effect until the earliest of (i) the Effective Time, (ii) except for any obligation of Merger Sub pursuant to Section 9.03(d) hereof, the termination of this Agreement and (iii) the time that Cornerstone has, taken together with any amounts funded in connection with the Equity Contribution, incurred and satisfied liabilities equal to or exceeding $30,275,720.


                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

                  SECTION 8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Merger Sub and the Shareholders to consummate the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exist) of the following conditions:

                  (a) this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with Florida Law and the Company's Articles of Incorporation;

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

                  (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or of limiting or restricting the Surviving Corporation's or Merger Sub's conduct or operation of the business of the Company after the Merger; and

                  (d) all other necessary and material governmental and regulatory clearances, consents, or approvals shall have been received.

                  SECTION 8.2 CONDITIONS TO THE OBLIGATIONS OF MERGER SUB. The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Merger Sub of the following further conditions:

                  (a) The Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and (iii) Merger Sub shall have received a certificate signed by an executive officer of the Company as to compliance with the conditions set forth in this paragraph 8.02(a);

                  (b) Merger Sub shall have received an opinion, dated on or about the Closing Date, of Greenberg Traurig, P.A., similar in form and substance to opinions normally given in transactions of this kind and which is reasonably satisfactory to Merger Sub;

                  (c) Each of the Shareholders shall have performed all of his obligations hereunder required to be performed by it at or prior to the Effective Time, including its obligation to consummate the Preference Exchange; (ii) each of the representations and warranties of the Shareholders contained in this Agreement shall be true and correct, in each case as of the Closing Date, as if made at and as of such time; and (iii) Merger Sub shall have received a certificate signed by the Shareholders as to compliance with the conditions set forth in this paragraph 8.02(c);

                  (d) Shareholders shall have executed and delivered a Stockholders Agreement in form and substance reasonably satisfactory to Merger Sub, containing the terms set forth in the term sheet annexed hereto as EXHIBIT C;

                  (e) Surviving Corporation shall have obtained the Debt Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt financing sufficient to consummate the Transactions and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation, all on terms reasonably satisfactory to the Surviving Corporation and the Investors;

                  (f) Since the date of this Agreement, no event shall have occurred which has or which would reasonably be expected to have a Company Material Adverse Effect;

                  (g) The Company shall have amended its Articles of Incorporation in connection with the Preference Amendment;

                  (h) The Shareholders shall have converted an aggregate of 295,000 shares of Company Common Stock into that number of shares of Series B Preference Stock such that immediately after the Equity Contribution and the Preference Exchange, the Shareholders will own an aggregate of 19.75% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f);

                  (i) The Company shall have issued to the Investors in exchange for the Equity Contribution that number of shares of Series A Preference Stock such that immediately after the Equity Contribution and the Preference Exchange, the Investors will own 80.25% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f);

                  (j) All Company Stock Options shall be extinguished and as of immediately prior to Closing, the Company shall have no liability or obligation with respect to any such Company Stock Options, except as provided in Section 2.03;

                  (k) All outstanding indebtedness for borrowed money of the Company shall be paid in full, (ii) any letters of credit of the Company shall be terminated and (iii) the Company shall have obtained
         (x) the release of all liens or encumbrances on the capital stock of the Company and all assets securing such Indebtedness and (y) the release of all guarantees by the Company of indebtedness of any other person for borrowed money. At the Closing, the Company shall provide or arrange to be provided to Merger Sub all releases and other documents in form and substance reasonably satisfactory to Merger Sub demonstrating the release of such liens, encumbrances and guarantees;

                  (l) At the Closing, (i) the Company and George P. Wilson shall execute and deliver the form of Employment Agreement attached hereto as EXHIBIT D (with such amendments as the Company and George P. Wilson shall mutually agree upon, the "EMPLOYMENT AGREEMENT"), (ii) Wilson's Previous Employment Agreement shall terminate, and all obligations and liabilities of the Company and George P. Wilson under such agreement shall be extinguished and (iii) the Trust Agreement shall, with respect to George P. Wilson, be amended to eliminate the requirement that, upon a Change of Control (as defined in the Trust Agreement), the Company make an irrevocable contribution to the trust sufficient to pay the retirement benefits that George P. Wilson would have been entitled pursuant to Wilson's Previous Employment Agreement.

                  (m) Each of (i) Kane's Previous Employment Agreement and (ii) the Trust Agreement, with respect to John T. Kane, shall terminate, and all obligations and liabilities of the Company and John T. Kane under such agreement shall be extinguished; and

                  (n) The Company shall have obtained all consents, authorizations, approvals and waivers from third parties, in form reasonably acceptable to Merger Sub, which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Surviving Corporation to conduct their business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have a Company Material Adverse Effect.

                  SECTION 8.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The obligations of the Company and the Shareholders to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company or the Shareholders, as the case may be, of the following further conditions:

                  (a) Merger Sub shall have performed all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Merger Sub contained in this Agreement shall be true and correct, in each case as of the Closing Date as if made at and as of such time; and
         (iii) the Company and Shareholders shall have received a certificate signed by an executive officer of Merger Sub as to compliance with the conditions set forth in this paragraph 8.03(a):

                  (b) The Company shall have received an opinion, dated on or about the Closing Date, of Kirkland & Ellis, similar in form and substance to opinions normally given in transactions of this kind and which is reasonably satisfactory to the Company;

                  (c) Investors shall have made the Equity Contribution in exchange for the Series A Preference Stock;

                  (d) Investors shall have executed and delivered a Stockholders Agreement in form and substance reasonably satisfactory to Shareholders, containing the terms set forth in the term sheet annexed hereto as EXHIBIT C;

                  (e) Surviving Corporation shall have obtained the Debt Financing on the terms and conditions set forth in the Commitment Letters or otherwise obtained debt financing sufficient to consummate the Transactions and to pay all fees and expenses in connection therewith and to provide working capital for the Surviving Corporation;

                  (f) The Company shall have obtained all consents, authorizations, approvals and waivers from third parties which are necessary in order to enable (i) the consummation of the Transactions and (ii) the Surviving Corporation to conduct their business in all material respects after the Closing Date on the same basis as conducted prior to the date hereof, in each case, except for those failure of which to obtain would not have a Company Material Adverse Effect; and

                  (g) With respect to the obligations of the Company, the Shareholders shall have converted an aggregate of 295,000 shares of Company Common Stock into that number of shares of Series B Preference Stock such that immediately after the Preference Exchange and the Equity Contribution, the Shareholders will own an aggregate of 19.75% of the issued and outstanding Preference Stock of the Company, as adjusted pursuant to Section 2.01(f).

                  SECTION 8.4 CONDITIONS TO THE OBLIGATIONS OF THE INVESTORS. The obligations of Investors to make the Equity Contribution are subject to the satisfaction or, if permitted by applicable Law, waiver by the Investor of the following conditions:

                  (a) the conditions set forth in Section 8.01 of this Agreement; and

                  (b) the conditions set forth in paragraphs (a), (c), (d), (e),
         (f), (g), (h), (i), (k) and (n) of Section 8.02, except that the references to Merger Sub in paragraphs (a), (c), (d), (k), and (n) shall be replaced by a reference to the Investors.

                  SECTION 8.5 CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to consummate the Preference Exchange are subject to the satisfaction, or if, permitted by applicable Law, waiver by the Shareholders of the following conditions:

                  (a) the conditions set forth in Section 8.01 of this Agreement;

                  (b) the conditions set forth in paragraphs (e), (g) and (n) of
         Section 8.02;

                  (c) the conditions set forth in paragraphs (a) (other than subparagraph (iii)) and (d) of Section 8.03; and

                  (d) the Company shall have executed and delivered the Employment Agreement with George P. Wilson and shall have entered into a consulting services agreement with John T. Kane containing the terms set forth in the term sheet annexed hereto as EXHIBIT E.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the shareholders of the Company:

                  (a) by written consent of the Company and Merger Sub;

                  (b) by Merger Sub or the Company if (i) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated prior to August 31, 1999, (ii) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling, or taken any other action, restraining, enjoining or otherwise prohibiting the Merger (PROVIDED, HOWEVER, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) prior to August 31, 1999 if the party subject to such order, decree or ruling is using its reasonable best efforts to have such order, decree or ruling removed, unless such order, decree or ruling shall have become final and non-appealable), or (iii) the Effective Time shall not have occurred on or before August 31, 1999; PROVIDED, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

                  (c) by Merger Sub or the Company, if the Shareholders' Meeting shall have been held and the holders of outstanding shares of Company Common Stock shall have failed to approve and adopt this Agreement at such meeting (including any adjournment or postponement thereof); PROVIDED, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to the Company if its failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure to obtain such shareholder approval;

                  (d) by Merger Sub if the Board of Directors of the Company or any committee thereof (i) shall withdraw, modify in a manner adverse to Merger Sub, or refrain from giving its approval or recommendation of this Agreement or any of the Transactions or (ii) recommends a Competing Transaction with respect to the Company to the Company's stockholders pursuant to Section 7.05;

                  (e) by the Company, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 8.03(a) would not be satisfied; PROVIDED, HOWEVER, that, if such breach is curable by Merger Sub through the exercise of its best efforts and Merger Sub continues to exercise such best efforts, the Company may not terminate this Agreement under this Section 9.01(e) for a period of 30 days from the date on which the Company delivers to Merger Sub written notice setting forth in reasonable detail the circumstances giving rise to such breach;

                  (f) by Merger Sub, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 8.02(a) or Section 8.02(c) would not be satisfied; PROVIDED, HOWEVER, that, if such breach is curable by the Company or the Shareholders, as the case may be, through the exercise of its best efforts and the Company or the Shareholders, as the case may be, continues to exercise such best efforts, Merger Sub may not terminate this Agreement under this Section 9.01(f) for a period of 30 days from the date on which Merger Sub delivers to the Company or the Shareholders, as the case may be, written notice setting forth in reasonable detail the circumstances giving rise to such breach; or

                  (g) by the Company in accordance with Section 7.05(b).

                  SECTION 9.2  METHOD OF TERMINATION; EFFECT OF TERMINATION.

                  (a) Any such right of termination hereunder shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided in Section
         10.02. Any such right of termination shall not be an exclusive remedy hereunder but shall in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

                  (b) Except as provided in Section 10.01, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease, except for (i) fraud and (ii) as set forth in
         Section 9.03; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for, or be deemed to waive any rights of specific performance of this Agreement available to a party by reason of, any intentional breach by the other party or parties of this Agreement.

                  SECTION 9.3  FEES AND EXPENSES.

                  (a) In the event that it is judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to the remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and the attempted financing and consummation of the Transactions, the related documentation and the shareholders' meetings and consents ("COSTS").

                  (b) In the event that this Agreement is terminated pursuant to paragraphs (b), (c), (d), (f) or (g) of Section 9.01, the Company shall, within five business days of such termination, pay Merger Sub (or at Merger Sub's direction, to Cornerstone) by wire transfer of immediately available funds to an account specified by Merger Sub in reimbursement for Merger Sub's expenses an amount in cash equal to the aggregate amount of (i) the Costs incurred in connection with pursuing the transactions contemplated by this Agreement (including without limitation, legal, accounting, investment banking and commitment fees) and (ii) out-of-pocket expenses (together with such Costs, the "REIMBURSABLE EXPENSES"), in each case, of Merger Sub and Cornerstone (as such Reimbursable Expenses may be estimated by Merger Sub in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon

         Merger Sub's definitive determination of such Reimbursable Expenses); PROVIDED, HOWEVER, that Merger Sub shall have no right to receive Reimbursable Expenses pursuant to this Section 9.03(b) if Merger Sub's failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement. For purposes of this Agreement, Merger Sub's Reimbursable Expenses shall include the Costs and out-of-pocket expenses of Cornerstone incurred in connection with this Agreement or on behalf of Merger Sub.

                  (c) In the event that this Agreement is terminated by Merger Sub or the Company pursuant to Section 9.01(d) or Section 9.01(g), the Company shall, within five business days of such termination, pay Merger Sub (or at Merger Sub's direction, to Cornerstone) by wire transfer of immediately available funds to an account specified by Merger Sub a payment in the amount equal to $2,500,000 (the "TERMINATION FEE").

                  (d) In the event that this Agreement is terminated pursuant to paragraph (e) of Section 9.01, Merger Sub shall, within five business days of such termination, pay the Company in reimbursement for the Company's expenses an amount in cash equal to the aggregate amount of the Company's Reimbursable Expenses (as such Reimbursable Expenses may be estimated by the Company in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon the Company's definitive determination of such Reimbursable Expenses); PROVIDED, HOWEVER, that the Company shall have no right to receive Reimbursable Expenses pursuant to this Section 9.03(d) if the Company's failure to fulfill any obligation under this Agreement caused or resulted in the termination of this Agreement.

                  (e) Except as provided in this Section 9.03, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; PROVIDED, HOWEVER, that (i) the Company shall bear all expenses related to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (ii) Merger Sub and the Company shall bear equally all expenses incurred by the parties hereto and their respective affiliates, if applicable, in connection with any filing under the HSR Act due to the transactions contemplated herein.

                  SECTION 9.4 AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; PROVIDED, that after the approval and adoption of this Agreement by the stockholders of the Company, no amendment may be made which would (a) change the amount or the type of Merger Consideration to be received by the shareholders of the Company pursuant to the Merger, (b) change any other term or condition of the Agreement if such change would materially and adversely affect the Company or the holders of shares of Company Common Stock or Preference Stock or (c) without the vote of the stockholders entitled to vote on the matter, change any term of the Articles of Incorporation of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 9.5 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by the other party pursuant hereto and (c) waive compliance with any agreement or condition to its obligations (other than the conditions set forth in paragraphs (a) and (b) of Section 8.01) contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                    ARTICLE X
                               GENERAL PROVISIONS

                  SECTION 10.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 7.03(e), 7.06, 7.09, 7.10, 7.13 and 7.14 shall survive the Effective Time indefinitely, and those set forth in Sections 7.08, 9.02 and 9.03 and this Article X shall survive termination indefinitely.

                  SECTION 10.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

                  if to Merger Sub:

                  Cornerstone Equity Investors L.L.C.
                  717 Fifth Avenue
                  New York, New York  10022
                  Telecopy:   (212) 826-6798
                  Attention: Mark Rossi, Michael Najjar and Stephen Larson with copies to:

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York  10022
                  Telecopy:   (212) 446-4900
                  Attention:  Frederick Tanne

                  if to the Company:

                  Equitrac Corporation
                  836 Ponce de Leon Boulevard
                  Coral Gables, Florida  33134
                  Telecopy:   (305) 442-0687
                  Attention:  George P. Wilson

                  with copies to:

                  Greenberg Traurig, P.A.
                  1221 Brickell Avenue
                  Miami, Florida  33131
                  Telecopy:   (305) 579-0717
                  Attention:  Kenneth C. Hoffman, Esq.

                  SECTION 10.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                  (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "BENEFICIAL OWNER" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

                  (c) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Miami, Florida;

                  (d) "CODE" means the Internal Revenue Code of 1986, as amended;

                  (e) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (f) "GOVERNMENTAL AUTHORITY" means any United States (federal, state or local), foreign or supra-national Government, or governmental, regulatory or administrative authority, agency or commission;

                  (g) "INTELLECTUAL PROPERTY RIGHTS" means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names and all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information, marketing materials and all other proprietary rights;

                  (h) "KNOWLEDGE" means the actual knowledge, after reasonable investigation, of any of John T. Kane, Chairman of the Board of Directors, George P. Wilson, President and Chief Executive Officer, Scott J. Modist, Chief Financial Officer and, for purposes of Section
         3.20 only, Lilly O'Brien, the Tax Manager;

                  (i) "LIEN" shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

                  (j) "OWNED SHARES" means the aggregate shares of Company Common Stock owned beneficially and of record by the Shareholders as of the date hereof (as such number may be reduced as a result of the conversion of shares into Series B Preference Stock as contemplated by this Agreement);

                  (k) "PERMITS" shall mean all franchises, licenses, authorizations, approvals, permits, consents or other rights granted by an Governmental Authority and all certificates of convenience or necessity, immunities, privileges, licenses, concessions, consents, grants, ordinances and other rights, of every character whatsoever required for the conduct of business and the use of properties by the Company as currently conducted or used.

                  (l) "PERSON" means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (m) "REAL ESTATE" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvements owned or leased by any such person and which is used by any such person in connection with the operation of its business;

                  (n) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                  (o) "TAX" or "TAXES" means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not;

                  (p) "TAX RETURN" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof; and

                  (q) "TRANSACTIONS" means the Merger, the Preference Amendment and the other transactions contemplated hereby this Agreement.

                  (r) "VOTING AGREEMENT" means that certain Voting Agreement, dated as of the date hereof, by and among Merger Sub and the Shareholders.

                  SECTION 10.4 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

                  SECTION 10.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  SECTION 10.6 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the Exhibits, the Merger Sub Disclosure Schedule and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, except that Merger Sub may assign all or any of its rights and obligations hereunder to any affiliate of Merger Sub, and Merger Sub and the Company may assign their respective rights and obligations hereunder as collateral security to any person providing financing to Merger Sub and/or the Company; PROVIDED, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 10.7 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 10.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 10.9 GOVERNING LAW. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Miami-Dade County, in any action or proceeding that is otherwise permitted under this Agreement or any other agreement executed in connection with this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; PROVIDED, HOWEVER, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

                  SECTION 10.10 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 10.11 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 10.12 CONSTRUCTION. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

                  SECTION 10.13 OBLIGATIONS OF THE SHAREHOLDERS. Notwithstanding anything to the contrary set forth herein, the representations and warranties of each Shareholder shall be limited to those set forth in Article V hereof. The obligations of the Shareholders under this Agreement shall be limited to those set forth in Sections 1.01(b), 7.03(b), 7.03(e), 7.05(a), 7.09(c), 7.09(d), 7.13
and 7.15 hereof. The conditions governing the obligations of the Shareholder shall be governed by Sections 8.01, 8.03 and 8.05 hereof. Notwithstanding anything to the contrary set forth herein, the Shareholders shall have no other obligations under this Agreement. Notwithstanding anything to the contrary set forth herein, it is understood that the obligations of the Shareholders under this Agreement are limited to acts or omissions by such Shareholder in its capacity as a stockholder of the Company and not in its capacity as an officer or director of the Company.

                  IN WITNESS WHEREOF, Merger Sub, Shareholders and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CHARGEBACK ACQUISITION CORP.

                                        By:   /s/ Steven L. Larson
                                              --------------------------------
                                              Name:  Steven L. Larson
                                              Title: Secretary

                                        EQUITRAC CORPORATION

                                        By:   /s/ Scott Modist
                                              --------------------------------
                                              Name:  Scott Modist
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

                                        FOR PURPOSES OF ARTICLES I, V, VII AND
                                        VIII ONLY

                                        SHAREHOLDERS

                                        By:   /s/ John T. Kane
                                              --------------------------------
                                              Name:  John T. Kane

                                        By:   /s/ George P. Wilson
                                              --------------------------------
                                              Name:  George P. Wilson


CORNERSTONE EQUITY INVESTORS IV, L.P.
HEREBY JOINS THIS AGREEMENT FOR THE EXPRESS
AND LIMITED PURPOSE SET FORTH IN SECTION 1.01(C)
AND SECTION 7.16 HEREOF.

CORNERSTONE EQUITY INVESTORS IV, L.P.

By:      Cornerstone IV, L.L.C.
Its:     General Partner

         By: /s/ Steven L. Larson
             --------------------------------
                Name:  Steven L. Larson
                Title: Managing Director